Exhibit 99.1

Shepherd’s Finance, LLC Reports 2019 Results

JACKSONVILLE, FL – March 31, 2020 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s,” the “Company,” “we,” or “our”) announced its operating results for the year ended December 31, 2019.

2019 Financial Highlights

●	Loan Growth – Loans receivable, net increased approximately $8.9 million, or 19.1%, to approximately $55.4 million as of December 31, 2019, compared to approximately $46.5 million as of December 31, 2018.

●	Interest and Fee Income Growth – Interest and fee income on loans increased approximately $2.4 million, or 30.5%, to $10.1 million for the year ended December 31, 2019, compared to the year ended December 31, 2018. The growth resulted from an increase in loan balances and an increase in interest rates from 2% to 3% starting with new loans originated in the third quarter of 2018.

●	Net Income – Net income increased approximately $0.3 million, or 51.8%, to $1.0 million for the year ended December 31, 2019 compared to the year ended December 31, 2018.

The Chief Executive Officer of Shepherd’s, Daniel M. Wallach, commented: “Through the end of April 2019 we had experienced a great deal of growth in new loan balances; however, we lowered originations beginning in May 2019 to ensure we had ample liquidity to cover our unfunded commitments. We intend to increase originations in 2020 once the housing market has settled from the COVID-19 virus. Until then, we are not originating new loans. In addition, we also focused on our nonperforming loan and foreclosed asset balances.” Mr. Wallach continued to state, “We significantly decreased our foreclosed assets which negatively impacted our net income results for the year.”

Results of Operations

●	Net interest income after loan loss provision increased approximately $0.9 million, or 25.5%, to $4.4 million for year ended December 31, 2019, compared to the year ended December 31, 2018. The increase was primarily due to higher weighted average outstanding loan balances of $53.3 million for the year ended December 31, 2019, compared to $41.3 million for the year ended December 31, 2018. The increase was partially offset by an additional increase of interest in both our secured and unsecured borrowing, which resulted in an average cost of funds of 10.81% for the year ended December 31, 2019 compared to 10.06% for the year ended December 31, 2018.

●	Non-interest income was $0.2 million and less than $0.1 million for the years ended December 31, 2019 and 2018, respectively. The increase resulted from the reclass of seven assets from loans receivable, net to foreclosed assets as of December 31, 2019 compared to the year ended December 31, 2018.

●	Non-interest expense increased approximately $0.6 million, or 21.5%, to $3.3 million for the year ended December 31, 2019, compared to the year ended December 31, 2018. The increase in non-interest expense related primarily to an increase in selling, general and administrative expenses for salaries and related expenses which increased $364,000, or 17.9%, to $2.4 million for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Balance Sheet Management

●	We had approximately $1.9 million in cash as of December 31, 2019 compared to approximately $1.4 million as of December 31, 2018.

●	Loans receivable, net totaled approximately $55.4 million as of December 31, 2019 compared to approximately $46.5 million as of December 31, 2018. As of December 31, 2019, loans receivable, net included approximately $1.5 million of impaired loans compared to approximately $2.5 million as of December 31, 2018. As of December 31, 2019, we had a total of four impaired construction loans compared to 23 as of December 31, 2018.

●	Foreclosed assets totaled approximately $4.9 million as of December 31, 2019 compared to approximately $6.0 million as of December 31, 2018. Foreclosed assets decreased approximately $1.1 million as of December 31, 2019 compared to the year ended December 31, 2018 due primarily to the sale of our largest foreclosed asset with sale proceeds of approximately $4.5 million, which was offset by the addition of 27 loans reclassed from loans receivable, net for approximately $3.4 million. Of the 27 new foreclosed assets, 26 that were reclassed in 2019 were the result of the death of two separate borrowers.

●	Notes payable unsecured, net totaled approximately $26.5 million as of December 31, 2019 compared to approximately $22.6 million as of December 31, 2018. A significant portion of our notes payable unsecured, net was from our public notes offerings, constituting approximately $20.3 million and $17.1 million as of December 31, 2019 and December 31, 2018, respectively.

●	Notes payable secured, net totaled approximately $27.0 million as of December 31, 2019 compared to approximately $23.3 million as of December 31, 2018. The increase resulted primarily from higher balances on our loan purchase and sale agreements of approximately $8.0 million as of December 31, 2019 compared to the year ended December 31, 2018. The increase in notes payable secured, net was offset by the payoff of our line of credit with London Financial of approximately $3.5 million using proceeds from the sale of our largest foreclosed asset.

Interest Rates for the Subordinated Notes Program - Shepherd’s offers the following interest rates for its public notes offering, effective as of March 13, 2020:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	7.00%	7.23%	7.23%
24 Months	9.00%	9.38%	19.64%
36 Months	5.00%	5.12%	16.15%
48 Months	10.00%	10.47%	48.94%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 7.00%, we take .07/12 which is 0.0058 plus 1 which is 1.0058, and then multiply 1.0058 by itself 11 more times which yields 1.0723, then subtracting off the 1, leaving 0.0723, and finally converting to a percentage, which gives us an Annual Effective Yield of 7.23%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 10.00%, we take .10/12 which is 0.0083333 plus 1 which is 1.0083333, and then multiply 1.0083333 by itself 47 more times which yields 1.4894, then subtracting off the 1, leaving 0.4894, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 48.94%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of December 31, 2019, Shepherd’s Finance, LLC had approximately $55.4 million in loan assets with 250 construction and development loans in 21 states with 70 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Consolidated Balance Sheets

As of December 31, 2019, and 2018

(in thousands of dollars)	2019	2018

Assets
Cash and cash equivalents	$1,883	$1,401
Accrued interest receivable	1,031	568
Loans receivable, net	55,369	46,490
Foreclosed assets	4,916	5,973
Premises and equipment	936	1,051
Other assets	202	327
Total assets	$64,337	$55,810
Liabilities and Members’ Capital
Customer interest escrow	$643	$939
Accounts payable and accrued expenses	466	724
Accrued interest payable	2,533	2,140
Notes payable secured, net of deferred financing costs	26,991	23,258
Notes payable unsecured, net of deferred financing costs	26,520	22,635
Due to preferred equity member	37	32
Total liabilities	$57,190	$49,728

Commitments and Contingencies (Note 10)

Redeemable Preferred Equity
Series C preferred equity	$2,959	$2,385

Members’ Capital
Series B preferred equity	1,470	1,320
Class A common equity	2,718	2,377
Members’ capital	$4,188	$3,697

Total liabilities, redeemable preferred equity and members’ capital	$64,337	$55,810

Shepherd’s Finance, LLC

Consolidated Statements of Operations

For the years ended December 31, 2019 and 2018

(in thousands of dollars)	2019	2018

Net Interest Income
Interest and fee income on loans	$10,131	$7,764
Interest expense:
Interest related to secured borrowings	2,948	2,114
Interest related to unsecured borrowings	2,832	2,182
Interest expense	$5,780	$4,296

Net interest income	4,351	3,468

Less: Loan loss provision	222	89
Net interest income after loan loss provision	4,129	3,379

Non-Interest Income
Gain on foreclosure of assets	$203	$19
Total non-interest income	203	19

Income	4,332	3,398

Non-Interest Expense
Selling, general and administrative	$2,394	$2,030
Depreciation and amortization	92	82
Loss on the sale of foreclosed assets	274	103
Impairment loss on foreclosed assets	558	515
Total non-interest expense	3,318	2,730

Net income	$1,014	$668

Earned distribution to preferred equity holder	457	292

Net income attributable to common equity holders	$557	$376